EXHIBIT 99.1

Contact:	Melissa Armstrong
GNC Corporation
(412) 288-4676
Melissa-Armstrong@GNC-HQ.com

FOR IMMEDIATE RELEASE

GNC CORPORATION NAMES BRUCE E. BARKUS AS PRESIDENT AND CEO

PITTSBURGH, PA, May 27, 2005 – GNC Corporation (“GNC”) today announced the appointment of Bruce E. Barkus as President and Chief Executive Officer. Mr. Barkus has over 25 years of retail experience and most recently was Executive Vice President of Store Operations at Family Dollar Stores, Inc. (NYSE: FDO).

Mr. Barkus will report to Robert J. DiNicola who has been the interim CEO and Executive Chairman of the Board since December 2004. Mr. DiNicola will continue to serve as Executive Chairman of the GNC Board.

“Since GNC launched its search for a new CEO late last year, we have met with a number of highly qualified individuals, and Mr. Barkus clearly stood out,” said Mr. DiNicola. “Bruce has extensive experience in retailing which includes the nutrition segment, and his exceptional leadership capabilities and diverse background will be extremely valuable to GNC. We are very pleased to have him join the company.”

“GNC is the industry leader in the retail nutritional supplement field, and I am delighted to be associated with the dominant player in the industry,” said Mr. Barkus. “The GNC brand and retail operation have significant strengths, and I am confident that we can continue to build and grow on what is already a very solid foundation. In addition, I look forward to working with our franchise system and vendor base to foster mutually successful relationships.”

Mr. Barkus joined Family Dollar Stores in 1999, serving as Executive Vice President since 2003, a period in which he provided oversight for over 5,600 stores and was a key contributor to Family Dollar joining the ranks of the Fortune 500 and Standard & Poor’s 500.

Prior to Family Dollar, he served with the Eckerd Corporation, a leading drug store chain, which he joined as a Pharmacist/Manager in 1978. He was promoted successively to Operations Manager of the Mid-Atlantic and, subsequently, the Florida Region, Vice President of the Mid-South Region and Vice President of Operations of its North Texas Region. In the last position, Mr. Barkus worked on improving store standards, processes and procedures to make it one of the Company’s most dynamic and profitable regions with revenues of $1.4 billion and approximately 10,000 associates.

Mr. Barkus holds a Doctorate in Business Administration (Management) and MBA from the Nova Southeastern University, Huizenga School of Business, in Ft. Lauderdale, FL, and a B.S. in Pharmacy from Long Island University’s College of Pharmacy.

GNC, headquartered in Pittsburgh, Pennsylvania, operates 2,644 company-owned stores in the U.S. and Canada and has 1,261 domestic franchised locations, 1,043 Rite Aid “store-within-a-store” locations and 773 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.

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